Exhibit 2.n.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2013, with respect to the consolidated financial statements of American Capital Asset Management, Ltd. as of and for the years ended December 31, 2012 and 2011, included in the Pre-effective Amendment No. 2 to the Registration Statement (Form N-2 No. 333-183926) and related Prospectus of American Capital, Ltd. for the registration of common stock, preferred stock, subscription rights, or debt securities up to an aggregate initial offering price of $1,000,000,000.

/s/ Ernst & Young LLP

McLean, Virginia
September 27, 2013